UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2004

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93-1282171
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.
of incorporation)

503 Airport Road, Medford, Oregon 97504
Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report) Not applicable

Item 7. Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are being filed herewith and this list shall constitute the exhibit index:

Exhibit

(99)	Earnings Press Release

Item 12. Results of Operations and Financial Condition

        On July 13, 2004, PremierWest issued a press release with respect to financial results for the second quarter 2004. A copy of the press release is attached as Exhibit 99.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP
(Registrant)

Date: July 13, 2004	By: /s/ Tom Anderson
Tom Anderson
Sr. Vice President & Chief Financial Officer

Exhibit 99

Press Release

Additional Information Contact(s):
John Anhorn	Rich Hieb	Tom Anderson
President	Executive Vice President	Senior Vice President
& Chief Executive Officer	& Chief Operating Officer	& Chief Financial Officer
(541) 618-6020	(541) 618-6020	(541) 282-5190
john.anhorn@premierwestbank.com	rich.hieb@premierwestbank.com	tom.anderson@premierwestbank.com

PREMIERWEST BANCORP
ACHIEVES SOLID 2ND QUARTER RESULTS
YEAR TO DATE NET PROFIT UP 42.3%

MEDFORD, OR - July 13, 2004 - John Anhorn, President & Chief Executive Officer for PremierWest Bancorp (NASDAQ: PRWT), announced record earnings of $2,103,000 for the quarter ended June 30, 2004, an increase of $582,000 or 38.3% when compared to the same quarter in 2003. Anhorn stated, "Net income for the first six months of 2004 reached $3,939,000, an increase of $1,170,000 or 42.3% when compared to the $2,769,000 earned during the first six months of 2003". Fully diluted earnings per share for the second quarter of 2004 and 2003 were $0.13 and $0.12, respectively. Fully diluted earnings per share for the first six months of 2004 and 2003 were $0.25 and $0.22, respectively.

Second Quarter 2004 results included:

Strong earnings, stable net interest margin and efficiency ratio
Significant credit quality improvement
Solid deposit and loan growth
Successful integration of recent acquisition

STRONG EARNINGS

Net Income for the quarter ended June 30, 2004 reached a record $2.1 million and represented the first full quarter of operations since completion of the Mid Valley Bank acquisition. Merger related expenses incurred during the quarter ended June 30, 2004 amounted to $85,000, compared to $65,000 of merger related expenses for the immediately preceding quarter. No additional merger related expenses are anticipated in the future.

Strong loan growth combined with solid growth in core deposits contributed to a 7 basis point improvement in the net interest margin over the first quarter of 2004. Collection of interest on loans previously on non-accrual status also contributed to the improved margin. Tom Anderson, Senior Vice President & Chief Financial Officer stated, "The Federal Reserve Bank recently increased rates 25 basis points and all indications are we should expect another 50 basis points of increases prior to the end of 2004. Our quality loan portfolio and solid core deposit base will allow us to address the anticipated rising interest rate environment with no material adverse impact on the Company's net interest margin and I expect that our margin, adjusted for tax sensitive items, will remain in the 5% to 5.25% range for the remainder of the year, and begin to expand in 2005".

The Company's efficiency ratio, which is calculated by dividing non-interest expenses by net interest income and non-interest income, was 68.04% for the quarter ended June 30, 2004 and the fiscal year to date through June 30, 2004. Rich Hieb, Executive Vice President & Chief Operating Officer commented, "This important ratio has deteriorated slightly when compared to the 65.32% ratio for the quarter immediately preceding the acquisition of Mid Valley Bank. With the integration of Mid Valley branches now complete, we expect to return to a trend of quarter over quarter improvement in our efficiency ratio".

SIGNIFICANT CREDIT QUALITY IMPROVEMENT

Significant improvement was achieved in reducing non-performing assets from $9.4 million at March 31, 2004 to $3.9 million at June 30, 2004, a reduction of $5.5 million or 57.9% . Non-performing assets include loans past due ninety days or more, loans which are contractually current but where full repayment is questionable, and other real estate owned. The $5.5 million reduction during the quarter was primarily the result of payment in full of two loans totaling $2.0 million, partial payments totaling $3.2 million on five loans, and charges to the allowance for loan loss reserves totaling $572,000 related to six loans. Non-performing assets amounted to 0.51% of total assets at June 30, 2004, compared to 1.25% at March 31, 2004. Total loans past due thirty days or more on June 30, 2004 amounted to $2.1 million or 0.35% of the total loans outstanding, an improvement of $1.4 million when compared to March 31, 2004 total loans past due thirty days or more of $3.5 million, or 0.74% of total loans.

Jim Earley, Senior Vice President & Credit Administrator stated, "I am very pleased with our progress in addressing non-performing assets. We understand the importance of maintaining a low level of non-performing loans and are committed to further improvement in this area. Pending and anticipated sales of other real estate owned are expected to result in a reduction of approximately $1 million in non-performing assets during the third quarter of 2004".

The allowance for loan losses totaled $8.7 million at June 30, 2004 a $3.1 million decline when compared to the $11.8 million at March 31, 2004. The reduction is a result of $572,000 in charge offs related to loans classified as non-performing at March 31, 2004, and a $2.8 million charge to the reserve pertaining to one credit relationship, acquired in the Mid Valley Bank transaction, which at March 31, 2004 was contractually current and not classified as non-performing. The likelihood of repayment of this credit became questionable during the quarter and management elected to charge off approximately eighty percent of its carrying value. During the second quarter the amount charged to the provision was $200,000.

Jim Earley stated, "The allowance at June 30, 2004 amounted to 1.41% of total loans and 359.11% of loans classified as non-performing. We believe the current level of our allowance coupled with an improving credit portfolio, is adequate to address potential losses".

SOLID DEPOSIT & LOAN GROWTH

Total deposits grew $25.9 million or 4.1% when comparing March 31, 2004 deposits of $634.6 million to June 30, 2004 deposits of $660.4 million. Rich Hieb stated, "Overall deposit growth is an important measurement of our progress towards increasing customer relationships in each of the communities we serve. We are extremely pleased with the continued trend of growing our core deposits. Virtually all of our growth during this most recent quarter was a result of solid core deposit growth. Non-interest bearing demand deposits increased $14.3 million or 9.2%, amounting to $169.9 million or 25.7% of total deposits at June 30, 2004, compared to $155.7 million or 24.5% of total deposits at March 31, 2004. Additionally, during the second quarter interest-bearing checking and savings deposits grew $15.5 million, while volatile higher costing time certificates of deposits shrank $3.9 million. The continued building of a solid core deposit base is an integral component of our strategy to profitably grow PremierWest and reflects our commitment to remaining focused on developing customer relationships through service".

Total net outstanding loans grew $34.1 million or 6.0% during the second quarter, reaching a record high of $604.7 million at June 30, 2004. Jim Earley commented, "We continue to see increased activity in all of the communities we serve and expect to make substantial progress towards increasing customer relationships in our newest California markets during the remainder of 2004. Our ability to respond promptly is both a fundamental and essential factor in establishing and maintaining confidence and trust with customers. We will continue to capitalize on this strength".

SUCCESSFUL INTEGRATION

Integration and conversion of the former Mid Valley Bank branches into PremierWest's information systems was successfully completed during the second quarter. The conversion was completed in mid-May and as of July 1, 2004 all signage at the former Mid Valley Bank branches had been converted to PremierWest Bank. Rich Hieb commented, "Meticulous planning, training, and attention to detail resulted in an integration and conversion that was virtually seamless to customers. The completion of this time consuming and complex process without disrupting customer service was primarily a result of the extensive experience and professionalism of the people operating our Information Systems Department".

WOODLAND, CALIFORNIA MARKET

Rich Hieb stated, "We expect to file an application in the near future to establish a presence in the vibrant community of Woodland, California. We have hired staff to establish a Loan Production Office and expect to be able to support a full service branch within a year of opening the Loan Production Office. Woodland, California is a natural progression of our strategy to establish a solid presence along the Interstate 5 highway corridor, between Eugene, Oregon and Sacramento, California".

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. Recognized as one of the fastest growing banks in the Pacific Northwest, PremierWest offers a full array of financial products and services through a network of 32 full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

Additionally, PremierWest offers expanded banking related services through our two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass and Portland, Oregon. PremierWest Investment Services operates in all of the bank's community-focused market areas.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May of 2000. In April of 2001, Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January of 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte.

This report contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in these statements. The forward-looking statements are made pursuant to the safe harbor provisions of Section 21D of the Securities Exchange Act of 1934, as amended. Those forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by the use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements, and you should recognize that those statements are effective only as of the date of this release. You should anticipate that our actual performance may vary from those projections, and variations may be material and adverse. You should not rely solely on forward looking statements in evaluating an investment or prospective investment, and you should consider all uncertainties and risks discussed in the filings of PremierWest Bancorp with the Securities and Exchange Commission ("SEC"). Risks that may cause our results to differ materially and adversely from management's expectations discussed here are general economic conditions in our market area and broader economic changes regionally and nationally, as well as the effect of bank regulatory changes. PremierWest undertakes no obligation to update any forward-looking statements contained herein.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
EARNINGS AND PER SHARE DATA					For the three
					months ended
					March 31
For the Three Months Ended June 30	2004	2003	Change	% Change	2004	Change	% Change

Interest income	$10,346	$7,923	$2,423	30.6%	$9,520	$826	8.7%
Interest expense	1,596	1,686	(90)	-5.3%	1,557	39	2.5%

Net interest income	8,750	6,237	2,513	40.3%	7,963	787	9.9%
Provision for possible loan losses	200	300	(100)	-33.3%	300	(100)	-33.3%
Noninterest income	1,696	1,576	120	7.6%	1,551	145	9.3%
Noninterest expense	7,107	5,223	1,884	36.1%	6,475	632	9.8%

Pre-tax income	3,139	2,290	849	37.1%	2,739	400	14.6%
Provision for income taxes	1,036	769	267	34.7%	904	132	14.6%

Net income	$2,103	$1,521	$582	38.3%	$1,835	$268	14.6%

Basic earnings per share	$0.14	$0.12	$0.02	16.7%	$0.13	$0.01	7.7%

Diluted earnings per share	$0.13	$0.12	$0.01	8.3%	$0.12	$0.01	8.3%

Average shares outstanding--basic	14,563,273	12,753,224	1,810,049	14.2%	14,105,734	457,539	3.2%
Average shares outstanding--diluted	15,761,146	12,841,539	2,919,607	22.7%	15,299,395	461,751	3.0%
For the Six Months Ended June 30
Interest income	$19,866	$15,773	$4,093	25.9%
Interest expense	3,153	3,436	(283)	-8.2%

Net interest income	16,713	12,337	4,376	35.5%
Provision for possible loan losses	500	600	(100)	-16.7%
Noninterest income	3,247	2,932	315	10.7%
Noninterest expense	13,581	10,502	3,079	29.3%

Pre-tax income	5,879	4,167	1,712	41.1%
Provision for income taxes	1,940	1,398	542	38.8%

Net income	$3,939	$2,769	$1,170	42.3%

Basic earnings per share	$0.27	$0.22	$0.05	22.7%

Diluted earnings per share	$0.25	$0.22	$0.03	13.6%

Average shares outstanding--basic	14,296,335	12,753,451	1,542,884	12.1%
Average shares outstanding--diluted	15,491,042	12,788,640	2,702,402	21.1%

SELECTED FINANCIAL RATIOS
(annualized)				For the three
				months ended
For the Three Months Ended June 30	2004	2003	Change	March 31, 2004	Change

Yield on average gross loans (1)	6.68%	7.37%	(0.69)	6.78%	(0.10)
Yield on average investments (1)	2.17%	3.03%	(0.86)	2.37%	(0.20)
Total yield on average earning assets (1)	6.16%	6.68%	(0.52)	6.14%	0.02
Cost of average interest-bearing deposits	1.18%	1.70%	(0.52)	1.25%	(0.07)
Cost of average borrowings	2.97%	2.75%	0.22	2.88%	0.09
Total cost of average deposits and borrowings	0.95%	1.43%	(0.48)	1.02%	(0.07)
Net interest spread	5.21%	5.25%	(0.04)	5.12%	0.09
Net interest margin (1)	5.22%	5.27%	(0.05)	5.15%	0.07

Return on average equity	9.96%	11.81%	(1.85)	9.35%	0.61
Return on average assets	1.10%	1.15%	(0.05)	1.05%	0.05

Efficiency ratio (2)	68.04%	66.85%	1.19	68.06%	(0.02)

For the Six Months Ended June 30

Yield on average gross loans (1)	6.73%	7.38%	(0.65)
Yield on average investments (1)	2.28%	3.25%	(0.97)
Total yield on average earning assets (1)	6.15%	6.75%	(0.60)
Cost of average interest-bearing deposits	1.21%	1.74%	(0.53)
Cost of average borrowings	2.93%	2.74%	0.19
Total cost of average deposits and borrowings	0.99%	1.47%	(0.48)
Net interest spread	5.16%	5.28%	(0.12)
Net interest margin (1)	5.19%	5.29%	(0.10)

Net charge-offs to average loans	0.60%	0.05%	0.55
Allowance for loan losses to loans	1.41%	1.28%	0.13
Allowance for loan losses to non-performing loans	359.11%	169.72%	189.39
Non-performing loans to total loans	0.39%	0.75%	(0.36)
Non-performing assets/total assets	0.51%	0.69%	(0.18)

Return on average equity	9.67%	10.90%	(1.23)
Return on average assets	1.08%	1.06%	0.02

Efficiency ratio (2)	68.04%	68.78%	(0.74)

Notes:
(1) Tax equivalent at a 34% rate
(2) Non-interest expense divided by net interest income plus non-interest income

					Balance Sheet
BALANCE SHEET					at March 31
At June 30	2004	2003	Change	% Change	2004	Change	% Change

Fed funds sold and investments	$65,965	$76,013	$(10,048)	-13.2%	$88,876	$(22,911)	-25.8%

Gross loans	613,358	410,477	202,881	49.4%	582,370	30,988	5.3%
Reserve for loan losses	(8,651)	(5,236)	(3,415)	65.2%	(11,757)	3,106	-26.4%

Net loans	604,707	405,241	199,466	49.2%	570,613	34,094	6.0%
Other assets	104,898	59,594	45,304	76.0%	90,945	13,953	15.3%

Total assets	$775,570	$540,848	$234,722	43.4%	$750,434	$25,136	3.3%

Non-interest-bearing deposits	$169,986	$102,684	$67,302	65.5%	$155,683	$14,303	9.2%
Interest-bearing deposits	490,444	348,686	141,758	40.7%	478,869	11,575	2.4%

Total deposits	660,430	451,370	209,060	46.3%	634,552	25,878	4.1%
Borrowings	23,002	32,432	(9,430)	-29.1%	25,142	(2,140)	-8.5%
Other liabilities	6,988	4,953	2,035	41.1%	7,309	(321)	-4.4%
Stockholders' equity	85,150	52,093	33,057	63.5%	83,431	1,719	2.1%

Total liabilities and stockholders' equity	$775,570	$540,848	$234,722	43.4%	$750,434	$25,136	3.3%

Period end shares outstanding (1)	15,574,979	12,759,485	2,815,495	22.1%	15,571,163	3,816	0.0%
Book value per share	$5.47	$4.08	$1.39	33.9%	$5.36	$0.11	2.0%

Allowance for loan losses:
Balance beginning of period	$11,551	$4,838	$6,713	138.8%	$11,551	$-	0.0%
Provision for loan losses	500	600	(100)	-16.7%	300	200	66.7%
Net (charge-offs) recoveries	(3,400)	(202)	(3,198)	1583.2%	(94)	(3,306)	3517.0%

Balance end of period	$8,651	$5,236	$3,415	65.2%	$11,757	$(3,106)	-26.4%

Non-performing assets:
Non-performing loans	$2,409	$3,085	$(676)	-21.9%	$7,797	$(5,388)	-69.1%
Real estate owned	1,545	655	890	135.9%	1,585	(40)	-2.5%

Total non-performing assets	$3,954	$3,740	$214	5.7%	$9,382	$(5,428)	-57.9%

Notes:
(1) Amounts for June 30, 2004 and March 31, 2004 include 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion rate of 91.875 to 1 for a total of 1,010,625 shares of common stock.
					For the three
AVERAGE BALANCE SHEET					months ended
For the Three Months Ended June 30	2004	2003	Change	% Change	March 31, 2004	Change	% Change

Average fed funds sold and investments	$77,140	$76,872	$268	0.3%	$91,605	$(14,465)	-15.8%
Average loans, gross	600,664	403,035	197,629	49.0%	535,885	64,779	12.1%
Average total assets	761,950	529,702	232,248	43.8%	697,005	64,945	9.3%
Average non-interest-bearing deposits	165,047	96,780	68,267	70.5%	144,336	20,711	14.3%
Average interest-bearing deposits	481,001	343,032	137,969	40.2%	438,455	42,546	9.7%
Average total deposits	646,048	439,812	206,236	46.9%	582,791	63,257	10.9%
Average total borrowings	24,339	33,363	(9,024)	-27.0%	25,570	(1,231)	-4.8%
Average stockholders' equity	84,424	51,495	32,929	63.9%	78,475	5,949	7.6%

For the Six Months Ended June 30
Average fed funds sold and investments	$84,371	$72,917	$11,454	15.7%
Average loans, gross	568,266	399,931	168,335	42.1%
Average total assets	729,475	523,833	205,642	39.3%
Average non-interest-bearing deposits	154,468	93,240	61,228	65.7%
Average interest-bearing deposits	459,951	341,699	118,252	34.6%
Average total deposits	614,419	434,939	179,480	41.3%
Average total borrowings	24,955	33,448	(8,493)	-25.4%
Average stockholders' equity	81,450	50,785	30,665	60.4%